UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - JULY 1, 2008

4C CONTROLS INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52074	98-0446287
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Rockefeller Center
1230 Avenue of the Americas - 7th Floor
New York, NY 10020
(Address of principal executive offices)

(212) 886-4590
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01  Entry into a Material Definitive Agreement.

Employment Agreement with Olivier de Vergnies

On July 1, 2008, 4C Controls Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Olivier de Vergnies regarding his service as the Company’s Chief Executive Officer. Pursuant to the Agreement, Mr. de Vergnies’ compensation as the Company’s Chief Executive Officer will be 200,000 Euros per annum. Mr. de Vergnies shall be eligible to participate in the Company’s equity incentive plan and shall be granted options at the discretion of the Company’s Board of Directors. Mr. de Vergnies shall devote 75% of his professional working time to the Company. The Agreement shall have a one year term, commencing on July 1, 2008 and ending on the first anniversary thereof, unless terminated sooner according to its terms. The Agreement shall automatically renew unless either party gives notice. Mr. de Vergnies may terminate the Agreement on two weeks written notice. The Company may terminate the Agreement without cause at any time; however, the Company shall be required to pay Mr. de Vergnies’ salary for the remainder of the term. The Company may also terminate the Agreement at any time for cause, in which case Mr. de Vergnies shall not be entitled to any further compensation. The Agreement contains standard prohibitions on the disclosure of trade secrets and other confidential information. During the term of Mr. de Vergnies employment and for a period of one year thereafter he may not compete with the Company.

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

  Employment Agreement with Olivier de Vergnies

The Company and Mr. de Vergnies have entered into the Employment Agreement described in Item 1.01 hereof, and Item 1.01 is incorporated herein by reference thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

4C CONTROLS INC.

By:	/s/ Barbara Salz
Name: Barbara Salz
Title: Corporate Secretary

Date: July 7, 2008

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